Exhibit 99.1

December 12, 2023

To: All Executive Officers and Directors of EchoStar Corporation

Re: Blackout Period – Stock Trading Restrictions

As you are aware, the previously announced merger (the “Merger”) pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 2, 2023 (the “Merger Agreement”), by and among EchoStar Corporation (“EchoStar”), EAV Corp., a Nevada corporation and a wholly owned subsidiary of EchoStar (“Merger Sub”) and DISH Network Corporation (“DISH”), pursuant to which EchoStar will acquire DISH by means of the merger of Merger Sub with and into DISH, with DISH surviving the Merger as a wholly owned subsidiary of EchoStar is expected to close soon. This notice is intended to alert you to prohibitions on your trading in equity securities of EchoStar during a “blackout period” that will be imposed in connection with the completion of the Merger.

These equity trading prohibitions are imposed on directors and executive officers because participant transactions in the EchoStar 401(k) Plan (the “Plan”) will be restricted in order to accommodate the administration of the conversion process for DISH Class A Common Stock (“DISH Common Stock”) held in the Plan, which is an investment option under the Plan, into EchoStar Class A Common Stock in accordance with the Merger Agreement.

During the blackout period, any and all transactions into or out of DISH Common Stock will be restricted and participants in the Plan will not be able to direct or diversify the assets held in their account in DISH Common Stock or obtain a loan or withdrawal from balances invested in DISH Common Stock or take a full distribution from the Plan account that has a balance in DISH Common Stock.

During the blackout period, whether or not you participate in the Plan, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any shares of EchoStar Common Stock, including any derivative securities such as stock options (the “EchoStar Securities”) that you acquired or previously acquired in connection with your service or employment as a director or executive office of EchoStar This trading restriction includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations or trusts in which you have a pecuniary interest).

The blackout period is currently expected to begin as of market close (generally 4:00 p.m. Eastern time) on the business day immediately preceding the closing of the Merger, which is expected to occur as early as the week of December 11, 2023 and as late as December 29, 2023. The Blackout Period is expected to end approximately two to five business days after it begins. We will notify you in advance if the expected end of the blackout period changes, unless it is not practicable to provide such advance notice.

There are limited exceptions to the restrictions of 306(a) and Regulation BTR for certain transactions in EchoStar Securities, including bona fide gifts, transactions involving EchoStar Securities that were not acquired in connection with your service or employment as a director of officer (which you must be able to prove) and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction. Because these exemptions are narrow, proposed transactions should be discussed with Dean Manson, Chief Legal Officer, before you or your family members take any action concerning EchoStar Securities during this period.

Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under EchoStar’s Insider Trading Policy.

Before and during the blackout period and for a period of two years after the end date thereof, inquiries concerning the blackout period, including the beginning and ending dates of the trading restrictions, may be directed without charge to:

EchoStar Corporation
100 Inverness Terrace East
Englewood, Colorado 80112
Attention: Dean Manson, Chief Legal Officer
Telephone: (303) 706-4000

Thank you for your attention to this matter.